Exhibit 12


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Roslyn Bancorp, Inc.
Ratio of Earnings to Fixed Charges
                                           YTD 6/30/01        12/31/00       12/31/99        12/31/98       12/31/97      12/31/96
                                         ------------------------------------------------------------------------------------------

Earnings:
 Pre-tax income                                 42,100         121,287        67,519           146,945        107,431        87,762

Fixed charges:
 Interest expense:
  Deposits                                      45,998         175,012       173,448           191,069        199,677       174,830
  Borrowings                                    43,749         167,199       141,746           152,735         90,002        40,703
 Rental expense interest (1/31 of total
 exp)
  Building (551004)                              2,817           3,868         2,246             1,545            484           963
  Equipment (551009)                                98             236           268               257            108           172
                                         ------------------------------------------------------------------------------------------
    Total rental expense                         2,915           4,104         2,514             1,802            592         1,135
      1/3 of total rental expense                  962           1,354           830               595            195           375
                                         ------------------------------------------------------------------------------------------
Total fixed charges                             90,709         343,485       316,024           344,399        289,874       215,908

Total earnings                                 132,809         464,772       383,543           491,344        397,305       303,670

Ratio                                             1.46           1.35           1.21              1.43           1.37          1.41

Ratio excluding deposit expense:

Total earnings                                 132,809         464,772       383,543           491,344        397,305       303,670
Less deposit expense                           (45,998)       (175,012)     (173,448)        (191,069)      (199,677)      (174,830)
                                         ------------------------------------------------------------------------------------------
Adjusted total earnings                         86,811         289,760       210,095           300,275        197,628       128,840

Total fixed charges                             90,709         343,485       316,024           344,399        289,874       215,908
Less deposit expense                           (45,998)       (175,012)     (173,448)        (191,069)      (199,677)      (174,830)
                                         ------------------------------------------------------------------------------------------
Adjusted fixed charges                          44,711         168,473       142,576           153,330         90,197        41,078

Ratio excluding deposit expense                   1.94           1.72           1.47              1.96           2.19          3.14



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